JOBY AVIATION, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Joby Aviation, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted by the Company’s Board of Directors (the “Board”) under the Company’s 2021 Incentive Award Plan (the “Plan”) adopted as of December 16, 2021, as amended on March 5, 2025 and March 20, 2026. Any changes approved as of March 20, 2026 shall become effective as of April 1, 2026 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$70,000

Lead Independent Director

(in addition to Non-Employee Director retainer)	$35,000

Committee Service

	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Retainers

General:
The Board or its Compensation Committee (the “Compensation Committee”) may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company, with each such Retainer RSU Award covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the volume-weighted average trading price of the Common Stock over the 20 consecutive trading days ending the trading day immediately preceding the grant date (such election, a “Retainer RSU Election”).

Each Retainer RSU Award automatically will be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Election Method:
Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. An individual who does not make a timely Retainer RSU Election shall not receive a Retainer RSU Award and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:
•Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.
•Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.

Equity Compensation

Annual RSU Award:
Each Non-Employee Director who will continue to serve as a Non-Employee Director immediately following each meeting of the Company’s stockholders after the Effective Date (each, an “Annual Meeting”) shall be granted on the date of such Annual Meeting an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $200,000 by (ii) the volume-weighted average trading price of the Common Stock over the 20 consecutive trading days ending the trading day immediately preceding the date of such Annual Meeting, provided, that if a Non-Employee Director is first appointed or elected on a date other than the date of an Annual Meeting, then such Non-Employee Director shall be granted automatically on such date of appointment or election an award of RSUs under the Plan, or any other applicable Company equity incentive plan then-maintained by the Company, covering a number of shares of Common Stock calculated by dividing (i) the product of $200,000 multiplied times a fraction, the numerator of which is the number of days from the date of such appointment or election through the anticipated date of the first Annual Meeting following such appointment or election and the denominator of which is 365, by (ii) the volume-weighted average trading price of the Common Stock over the 20 consecutive trading days ending the trading day immediately preceding the grant date.

The award of RSUs will be automatically granted on the date of the applicable Annual Meeting, appointment or election, and will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) immediately before the Annual Meeting immediately following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

No portion of an award of RSUs which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Election to Defer Issuances

General:
The Board or the Compensation Committee may, in its discretion, provide each Non-Employee Director with the opportunity to defer the issuance of the shares underlying RSUs granted under this Program, including Retainer RSU Awards and other RSUs granted hereunder, that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:
Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee. Deferral Elections must comply with the following timing requirements:
•Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the Initial Election Deadline, and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.
•Annual Deferral Election. No later than the Annual Election Deadline, each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the RSUs to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

Change in Control

Immediately prior to and contingent upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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